                                                                                                                                        CERTIFICATE OF INCORPORATION

                                                                    OF

                                                                        CMSF CORP.

                                                                                                                                    Adopted in accordance with the provisions
                                                                                                                                                          of Section 101 of the
                                                                                                                                           Delaware General Corporation Law

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware”) hereby certifies that:

ARTICLE I

NAME

                                                                                     The name of the corporation is CMSF Corp. (the “Corporation”).

ARTICLE II

ADDRESS

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of the registered agent at such registered office is Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE IV

CAPITAL STOCK

A.           The aggregate number of shares of capital stock that the Corporation will have authority to issue is 100,001,000,000 (one hundred billion one million), of which 100,000,000,000 (one hundred billion) will be shares of common stock, $0.000001 par value per share, and 1,000,000 (one million) of which will be shares of preferred stock, $0.000001 par value per share (the “Preferred Stock”).

B.           Subject to any vote expressly required by the Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix the number of shares thereof, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law and as set forth herein.

C.           No stockholder of the Corporation shall, by reason of being a stockholder, have any preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities convertible into or carrying a right to subscribe to or to acquire any shares of any class of the Corporation now or hereafter authorized.

D.           No stockholder shall have the right to cumulate votes at any election for directors of the Corporation.

ARTICLE V

CORPORATE MATTERS

The affairs of the Corporation shall be managed by a Board of Directors.  The number of directors of the Corporation shall be from time to time fixed by, or altered in the manner provided in, the Bylaws of the Corporation.  The number of directors constituting the initial board of directors is four and the names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders or until their successors are elected and qualified are:
Name	Address
Robert Pearson Stephen Crosson Russell Cleveland Lee Pryor

8080 North Central Expressway, Suite 210
Dallas, Texas 75206

980 Enchanted Way
Simi Valley, CA 93065

8080 North Central Expressway, Suite 210
Dallas, Texas 75206

980 Enchanted Way
Simi Valley, CA 93065

ARTICLE VI

AMENDMENTS

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have the power to adopt, amend, and repeal, from time to time, Bylaws of the Corporation.
ARTICLE VII

DURATION OF EXISTENCE

                                                                                                    The Corporation will have a perpetual existence.

              ARTICLE VIII

RIGHT TO AMEND

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

LIABILITY OF DIRECTORS

The liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for acts or omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the laws of the State of Delaware and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

Any repeal or modification of this Certificate shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any of the aforementioned persons.
ARTICLE X

INDEMNIFICATION

The Corporation shall indemnify and advance expenses to each person who is or was a director or officer of the Corporation in every capacity in which such person serves for which the Corporation may or is required to indemnify or advance expenses to such person, for amounts incurred by such person in connection with any action, suit, or proceeding to which such person was, is or may be a party by reason of such person's position with the Corporation or service on behalf of the Corporation, when and to the fullest extent permitted or required by the laws of the State of Delaware and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

Any repeal or modification of this Certificate shall operate prospectively only and shall not adversely affect the rights existing at the time of such repeal or modification of any of the aforementioned persons.

ARTICLE XI

INCORPORATOR

The name of the incorporator of the Corporation is David H. Oden, whose mailing address is 2505 N. Plano Road, Suite 4000, Richardson, Texas 75082.

IN WITNESS WHEREOF, the undersigned, being the sole incorporator of the Corporation, has executed this document as of February 26, 2010.

                                                                                                                                                               /s/ David H. Oden
                                                              David H. Oden, Incorporator

Certificate of Incorporation